Exhibit 99.2

Eclipsys Names Judith C. Pelham to Board of Directors

ATLANTA--(BUSINESS WIRE)--August 6, 2009--Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today announced that Judith C. Pelham, president emeritus of Trinity Health, one of the largest Catholic healthcare systems in the United States, has been elected to its Board of Directors effective August 3, 2009.

“Judy is an accomplished healthcare executive who will bring invaluable industry knowledge and provider perspective to her role,” said Philip M. Pead, Eclipsys president and chief executive officer. “We expect the company’s strategic direction to benefit from her deep understanding of the opportunities and challenges our clients face during this pivotal point in our nation’s healthcare delivery system. We look forward to her many contributions.”

About Judith C. Pelham

Ms. Pelham currently sits on the board of Amgen, a leading biotechnology company, where she has served since May 1995. She also sits on the board of trustees of Smith College. Possessing more than 30 years of experience as a healthcare provider executive, Ms. Pelham most recently served for four and a half years as president and chief executive officer of Trinity Health, a national system of healthcare facilities encompassing hospitals, long-term care, home care, psychiatric care, ambulatory care and residences for the elderly. Prior to then, she enjoyed a distinguished, seven-year tenure as the president and chief executive officer of Mercy Health Services, a system of hospitals, home care, long-term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit. She also served for 10 years as president and chief executive officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.

In addition to Ms. Pelham, Eclipsys’ Board of Directors includes Eugene V. Fife, chairman of the board and former general partner with Goldman Sachs & Co, where Mr. Fife served as a member of the firm’s Management Committee and as chairman of Goldman Sachs International; John T. Casey, chairman and former president and chief executive officer of Medcath Corporation that operates nine hospitals focusing on high acuity medical conditions; Dan Crippen, PhD, former director of the Congressional Budget Office (CBO) and a former Reagan White House adviser; Edward A. Kangas, former chairman and chief executive officer of the international accounting firm of Deloitte Touche Tohmatsu; Craig Macnab, chairman and chief executive officer of National Retail Properties, Inc., a publicly traded company that acquires, develops, and manages freestanding retail properties; Jay B. Pieper, vice president of Corporate Development and Treasury Affairs at Partners HealthCare System in Boston, MA, parent company of Massachusetts General Hospital and Brigham and Women’s Hospital, Inc.; and Mr. Pead, Eclipsys’ president and chief executive officer.

CONTACT:
Eclipsys Corporation
Robin Wrinn, 404-847-5219
Director, Public Relations (media)
robin.wrinn@eclipsys.com
or
Jason Cigarran, 404-847-5965
Vice President, Investor Relations
jason.cigarran@eclipsys.com